Exhibit 10.52

AMENDMENT #1 TO

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT #1 TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of this 7th day of December 2016 (the “Effective Date”), by and between SeaWorld Entertainment, Inc., a Delaware corporation (the “Company”), and Anthony Esparza (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company and Executive previously entered into the Executive Employment Agreement dated as of August 16, 2015 (the “Employment Agreement”);

WHEREAS, the Company and Executive wish to amend the Employment Agreement in certain respects, effective as of the Effective Date; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved an amendment to the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

1.Amendment to the Annual Bonus. Section 4(b) of the Employment Agreement is hereby amended and restated in its entirety to read as  follows:

Annual Bonus.  During the Term of Employment, Executive shall be eligible to participate in the annual bonus plan adopted by the Company from time to time (the “Annual Bonus Plan”), pursuant to which Executive shall be eligible to receive an annual incentive bonus award for the current fiscal year, and for each subsequent year during the Term of Employment (the “Annual Bonus”). The target Annual Bonus for each such fiscal year (the “Target Annual Bonus”) starting with fiscal year 2017 shall be not less than 80% of Base Salary, with the actual Annual Bonus payable under the Annual Bonus Plan being based upon the level of achievement of Company and/or individual performance objectives for such fiscal year, as established by the Compensation Committee and communicated to Executive. The Annual Bonus shall otherwise be subject to the terms and conditions of the Annual Bonus Plan. Any earned Annual Bonus for a fiscal year shall be paid to the Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, subject to Executive’s continuous employment through the applicable performance period, but in no event later than the 15th day of the third month following the close of such fiscal year, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Employment Agreement shall remain in full force and effect.  This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Employment Agreement other than as set forth herein.

3.Choice of Law; Jurisdiction; Venue. This Amendment shall be governed by and construed in accordance with the laws of the state of Florida without regard to conflicts of laws.

4.Counterparts.  This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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[Signatures to appear on the following pages.]

IN WITNESS WHEREOF, the Company has executed this Amendment as of the date first above written.

SEAWORLD ENTERTAINMENT, INC.

____________________________________
By: G. Anthony (Tony) Taylor
Title: Chief Legal Officer, General Counsel and Corporate Secretary

IN WITNESS WHEREOF, the Executive has executed this Amendment as of the date first above written.

EXECUTIVE

/s/ Anthony Esparza
Anthony Esparza